UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2008

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-22083	84-1116894
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

12600 West Colfax, Suite C-420, Lakewood, Colorado		80215
(Address of principal executive offices)		(Zip Code)

(303) 238-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

On June 17, 2008, Global Med Technologies, Inc. and its subsidiary, PeopleMed.com, Inc., entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank. The Loan Agreement provides for (i) a revolving line of credit in an amount of up to $1,000,000, and (ii) a term loan in an amount of up to $5,000,000. Global Med Technologies and PeopleMed.com are referred to together as the “Borrower.”

The revolving line of credit, subject to certain limitations, can be used (i) to borrow revolving loans, (ii) to obtain letters of credit, (iii) to enter into certain foreign exchange contracts and (iv) for certain cash management services. Borrowings under the revolving line of credit may be repaid and re-borrowed until June 17, 2011, at which time all amounts borrowed must be repaid. Interest under the revolving line of credit accrues at a floating per annum rate equal to the greater of 0.50% above the prime rate, or 5.50%, which interest is payable on a monthly basis.

The term loan may be borrowed in up to two advances until September 30, 2008. Interest under the term loan accrues at a per annum rate equal to the greater of 2.00% above the prime rate fixed at the time of funding, or 7.00% . The term loan is payable in 60 consecutive equal monthly installments of principal plus monthly payments of accrued interest beginning on January 1, 2009. Prior to January 1, 2009, only accrued interest is payable on the term loan. The term loan may be prepaid, except that prepayment of the entire amount of the outstanding term loan will be subject to, among other things, a make-whole premium. The Loan Agreement also provides for the payment of an annual amount equal to 25% of the Borrower’s excess cash flow for the immediately preceding fiscal year until the earlier of December 1, 2013 or all amounts owed under the term loan have been paid in full; provided, that for the first excess cash flow payment only, such amount will be based on excess cash flow for the semi-annual period beginning on July 1, 2008 through December 31, 2008.

A default interest rate applies to both revolving loans and term loans during an event of default under the Loan Agreement at a rate per annum equal to 5.00% above the otherwise applicable interest rate. Borrower is also obligated to pay certain commitment fees and bank expenses.

Loans under the Loan Agreement are secured by a first priority security interest in certain assets of the Borrower. In addition, on June 17, 2008, the Borrower entered into an Intellectual Property Security Agreement (the “IP Security Agreement”) with Silicon Valley Bank. Pursuant to the IP Security Agreement, the Borrower granted Silicon Valley Bank a security interest in certain intellectual property of Borrower.

The Loan Agreement contains affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of certain assets, undergo a change of control, incur certain indebtedness, make certain investments or acquisitions, pay cash dividends and enter into certain transactions with affiliates.

Events of default under the Loan Agreement include, among other things, non-payment, violation of covenants, bankruptcy and insolvency events, material adverse change, cross default to certain other indebtedness, certain judgments rendered against Borrower and inaccuracy of representations and warranties. The occurrence of an event of default could result, among other things, in the acceleration of obligations under the Loan Agreement.

The foregoing descriptions of the Loan Agreement and the IP Security Agreement do not purport to represent complete statements of the terms of the Loan Agreement and the IP Security Agreement and the Loan Agreement and the IP Security Agreement are qualified in their entirety by reference to the full text of the Loan Agreement and the IP Security Agreement which are filed with this report as Exhibit 10.1 and Exhibit 10.2, respectively.

A copy of the press release announcing the execution of the Loan Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

	10.92	Loan and Security Agreement dated as of June 17, 2008 between Silicon Valley Bank, Global Med Technologies, Inc. and PeopleMed.com, Inc.

	10.93	Intellectual Property Security Agreement dated as of June 17, 2008 between Silicon Valley Bank, Global Med Technologies, Inc. and PeopleMed.com, Inc.

	99.1	Press Release of Global Med Technologies, Inc. dated June 20, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MED TECHNOLOGIES, INC.

By: /s/ Michael I. Ruxin, M.D.
        Michael I. Ruxin, M.D.
        Chairman and Chief Executive Officer

Date: June 20, 2008

Exhibit Index

Exhibit No.	Description

10.92	Loan and Security Agreement dated as of June 17, 2008 between Silicon Valley Bank, Global Med Technologies, Inc. and PeopleMed.com, Inc.

10.93	Intellectual Property Security Agreement dated as of June 17, 2008 between Silicon Valley Bank, Global Med Technologies, Inc. and PeopleMed.com, Inc.

99.1	Press Release of Global Med Technologies, Inc. dated June 20, 2008